Exhibit 23.02
Consent of Independent Registered Public Accounting Firm
The Board of Directors
Solectron Corporation:
We consent to the use of our reports dated November 7, 2006, with respect to the consolidated balance sheets of Solectron Corporation and subsidiaries as of August 31, 2006 and 2005, and the related consolidated statements of operations, stockholders’ equity, comprehensive income (loss), and cash flows for each of the years in the three-year period ended August 31, 2006, and the related financial statement schedule, management’s assessment of the effectiveness of internal control over financial reporting as of August 31, 2006, and the effectiveness of internal control over financial reporting as of August 31, 2006, incorporated herein by reference and to the reference to our firm under the heading “Experts” in the registration statement (No. 333-144486).
The audit report covering the August 31, 2006 consolidated financial statements refer to the Company’s adoption of Statement of Financial Accounting Standards No. 123R, Share Based Payment, and Financial Accounting Standards Board Interpretation No. 47, Accounting for Conditional Asset Retirement Obligations.

/s/ KPMG LLP

Mountain View, California August 6, 2007